Exhibit 99.1

GAP INC.’S 2003 EARNINGS MORE THAN DOUBLE TO $1 BILLION

Fourth Quarter Earnings Per Share Up 37 Percent;

Company Reports Full-Year Earnings Per Share of $1.09

SAN FRANCISCO — Feb. 26, 2004 — Gap Inc. (NYSE:GPS) today announced that fourth quarter earnings were $0.37 per share on a diluted basis, a 37 percent increase over prior year, with full-year 2003 earnings more than doubling prior year to $1 billion, or $1.09 per share on a diluted basis. The strong year-over-year increase resulted from positive comparable store sales at higher margins, driven by customer acceptance of improved product assortments and tighter inventory management, the company said.

“We achieved strong earnings performance in 2003 by better understanding and serving our customers and improving our operating discipline,” said Gap Inc. President and CEO Paul Pressler. “We also significantly improved our cash flow and lowered our debt, which puts our company in a healthier financial position to further strengthen our brands and to begin funding longer term growth opportunities.”

Fourth Quarter Results

Net sales for the fourth quarter, which ended Jan. 31, 2004, increased 5 percent to $4.9 billion, compared with $4.7 billion for the fourth quarter last year. Comparable store sales increased 3 percent, compared with an increase of 8 percent during the same period last year.

The company reported net income of $356 million, or $0.37 per diluted share, for the fourth quarter, compared with net income of $249 million, or $0.27 per diluted share, in the same period last year.

Fiscal 2003 Results

Net sales of $15.9 billion for the 52 weeks ended Jan. 31, 2004, increased 10 percent, compared with net sales of $14.5 billion for same period ended Feb. 1, 2003. The company’s comparable store sales for the year increased 7 percent, compared with a decrease of 3 percent in the prior year.

For the year, the company reported net income of $1.0 billion, or $1.09 per diluted share, compared with net income of $477 million, or $0.54 per diluted share, last year.

Fourth Quarter Store Sales Results By Division

The company’s fourth quarter comparable store sales by division were as follows:

•	Gap U.S.: positive 2 percent versus positive 4 percent last year

•	Gap International: negative 2 percent versus positive 6 percent last year

•	Banana Republic: positive 9 percent versus positive 5 percent last year

•	Old Navy: positive 4 percent versus positive 14 percent last year

Net sales for the fourth quarter in each division were as follows:

•	Gap U.S.: $1.6 billion versus $1.6 billion last year.

•	Gap International: $613 million versus $549 million last year

•	Banana Republic: $671 million versus $610 million last year

•	Old Navy: $2.0 billion versus $1.9 billion last year

Fiscal Year Store Sales Results By Division

For fiscal 2003, the company’s comparable store sales by division were as follows:

•	Gap U.S.: positive 7 percent versus negative 7 percent last year

•	Gap International: positive 6 percent versus negative 5 percent last year

•	Banana Republic: positive 7 percent versus negative 1 percent last year

•	Old Navy: positive 8 percent versus positive 1 percent last year

Net sales for fiscal 2003 in each division were as follows:

•	Gap U.S.: $5.3 billion versus $5.1 billion last year

•	Gap International: $2.0 billion versus $1.7 billion last year

•	Banana Republic: $2.1 billion versus $1.9 billion last year

•	Old Navy: $6.5 billion versus $5.8 billion last year

Real Estate

Gap Inc. decreased net square footage by 2 percent in 2003 and ended the quarter with 4,147 concepts in 3,022 store locations.

The following table represents the number of store concepts and locations, and square footage by brand.

	January 31, 2004			February 1, 2003
	Store Concepts	Store Locations	Sq. Ft. (millions)	Store Concepts	Store Locations	Sq. Ft. (millions)
Gap U.S.	2,227	1,389	12.7	2,309	1,460	13.2
Gap International	645	358	3.5	660	374	3.6
Banana Republic	435	435	3.7	441	441	3.7
Old Navy	840	840	16.6	842	842	16.8

Total	4,147	3,022	36.5	4,252	3,117	37.3

(Note: Brand totals include outlet locations; Banana Republic and Old Navy store counts include stores located in Canada)

Gap Inc. also announced today a change in how store openings and closings are reported, in addition to how stores are counted. Effective first quarter 2004, the company will report actual store openings and closings by division on a quarterly basis. Store concept reporting will not be provided beyond fiscal 2003; instead, the company will count stores only by locations. Because concept reporting is based on square footage thresholds that change over time as our businesses change, store location reporting is a more useful and clearly defined measure.

2004 Outlook

Inventory

The company reported that inventory per square foot decreased 16 percent at the end of the fourth quarter, resulting from more disciplined inventory management. In 2004, the company will continue its focus on inventory productivity, and expects inventory per square foot at the end of the first quarter to be down on a percentage basis in the low- to mid-teens, compared with a 17 percent increase in 2003. Inventory per square foot at the end of the second quarter of 2004 is expected to be down in the low- to mid-single digits, compared with a 10 percent increase the prior year.

Operating Expenses

The company expects operating expense dollars for 2004 to increase 5 percent to 6 percent. This increase is driven by both non-operational factors and strategic growth initiatives in addition to normal payroll increases. During the first half of 2004, operating expense dollars are expected to increase about 10 percent, driven primarily by investments in advertising expenses and growth initiatives. The incremental advertising spend includes Hispanic marketing and increased newspaper circular frequency at Old Navy, and an additional summer TV campaign at Gap.

Margins

Improved product assortments and better inventory management helped drive a four-point improvement in gross margin for 2003, and the company anticipates further margin improvement in 2004. Over the next two years, the company expects it can achieve operating margins in the mid-teens.

Capital Expenditures

The company said it expects capital spending to be about $500 million in 2004, primarily to fund new and existing stores and information technology. Capital expenditures for 2003 were approximately $272 million, down 10 percent compared with the prior year.

Interest Expense

The company expects full year gross interest expense to be $210 to $220 million dollars, compared with $234 million dollars in 2003. The decrease is due to the reduction in interest expenses related to the debt the company retired in 2003.

Real Estate

The company announced net square footage is expected to remain flat for 2004. The following table represents the number of store openings and closings by division expected in the full year. These numbers may vary based on final lease negotiations.

	Expected openings	Expected closings
Gap U.S.	15	85
Gap International	10	25	*
Banana Republic	30	5
Old Navy	70	20

Total	125	135

*	(this represents a slight increase from prior guidance as a result of the company’s recently announced decision to exit Germany as of August 1, 2004, closing 10 store locations)

February Sales

The company will report February sales on March 4, 2004.

Webcast and Conference Call Information

Evan Price, Director, Investor Relations, will host a summary of Gap Inc.’s fourth quarter and fiscal 2003 results in a live conference call and real-time webcast at approximately 5 p.m. Eastern time today. Paul Pressler, Gap Inc. President and Chief Executive Officer; Byron Pollitt, Executive Vice President and Chief Financial Officer; and Gary Muto, President of Gap U.S., will join Mr. Price to discuss details on the business.

To access the conference call, please dial (800) 374-0168 or (706) 634-0994 for international callers. The webcast is located on the Conference Calls & Webcasts page in the Financials & Media section of gapinc.com. Replay of this event will be made available on (800) GAP-NEWS for four weeks after this announcement and archived on gapinc.com.

Forward-Looking Statements

The information made available on this press release, conference call and webcast contains certain forward-looking statements that reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:
Evan Price	Stacy MacLean
(415) 427-2161	(415) 427-2577

Gap Inc.

UNAUDITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	January 31, 2004	February 1, 2003
ASSETS

Current Assets
Cash and equivalents	$3,333,572	$3,339,851
Restricted cash (a)	1,351,347	48,663

Cash and equivalents and Restricted Cash	4,684,919	3,388,514

Merchandise inventory	1,703,855	2,047,879
Other current assets	299,847	303,332

Total Current Assets	6,688,621	5,739,725

Property and equipment, net	3,368,459	3,776,843
Other assets	286,217	385,436

Total Assets	$10,343,297	$9,902,004

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Current maturities of long-term debt	$282,687	$499,979
Accounts payable	1,178,324	1,159,301
Accrued expenses and other current liabilities	872,677	874,129
Income taxes payable	158,523	193,165

Total Current Liabilities	2,492,211	2,726,574

Long-Term Liabilities
Long-term debt	1,107,096	1,515,794
Senior convertible notes	1,379,995	1,380,000
Lease incentives and other liabilities	582,127	621,424

Total Long-Term Liabilities	3,069,218	3,517,218

Shareholders’ Equity	4,781,868	3,658,212

Total Liabilities and Shareholders’ Equity	$10,343,297	$9,902,004

(a)	Represents cash that has been restricted to back our letter of credit agreements and certain other obligations.

Gap Inc.

UNAUDITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	13 Weeks Ended				52 Weeks Ended
(In thousands except share and per share amounts)	January 31, 2004	% to Sales	February 1, 2003	% to Sales	January 31, 2004	% to Sales	February 1, 2003	% to Sales
Net sales	$4,886,264	100.0%	$4,650,604	100.0%	$15,853,790	100.0%	$14,454,709	100.0%

Costs and expenses
Cost of goods sold and occupancy expenses	3,049,225	62.4	3,022,675	65.0	9,886,359	62.4	9,541,558	66.0
Operating expenses	1,216,326	24.9	1,202,632	25.9	4,088,495	25.8	3,900,522	27.0
Interest expense	53,640	1.1	66,043	1.4	233,636	1.5	248,599	1.7
Interest income	(10,754)	(0.2)	(10,059)	(0.2)	(38,012)	(0.2)	(36,845)	(0.3)

Earnings before income taxes	577,827	11.8	369,313	7.9	1,683,312	10.6	800,875	5.5
Income taxes	221,986	4.5	120,584	2.6	653,125	4.1	323,418	2.2

Net earnings	$355,841	7.3	$248,729	5.3	$1,030,187	6.5	$477,457	3.3

Weighted-average number of shares - basic	896,011,799		886,702,147		892,554,538		875,545,551
Weighted-average number of shares - diluted	994,754,353		976,810,476		988,177,828		881,477,888

Earnings per share - basic	$0.40		$0.28		$1.15		$0.55
Earnings per share - diluted	0.37		0.27		1.09		0.54

Number of store concepts open at end of period					4,147		4,252

Number of store locations open at end of period					3,022		3,117

Total square footage at end of period					36,518,204		37,251,520

Gap Inc.

UNAUDITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	52 Weeks Ended January 31, 2004	52 Weeks Ended February 1, 2003
Cash Flows from Operating Activities:
Net earnings	$1,030,187	$477,457
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, expense amortization and amortization of lease incentives	663,588	692,914
Loss on disposal and other non-cash items affecting net earnings	69,486	117,256
Tax benefit from exercise of stock options and vesting of restricted stock	7,477	44,219
Deferred income taxes	96,282	6,090
Changes in operating assets and liabilities:
Merchandise inventory	385,074	(258,222)
Other assets	5,338	32,802
Accounts payable	(9,927)	(46,669)
Accrued expenses and other liabilities	(41,409)	20,596
Income taxes payable	(37,846)	107,660
Lease incentives and other liabilities	(3,794)	44,253

Net cash provided by operating activities	2,164,456	1,238,356

Cash Flows from Investing Activities:
Purchase of property and equipment	(271,787)	(303,284)
Proceeds from sale of property & equipment	1,407	8,513
Net increase in other assets	11,210	3,416

Net cash used for investing activities	(259,170)	(291,355)

Cash Flows from Financing Activities:
Decrease in notes payable	—	(41,942)
Proceeds from issuance of long-term debt	—	1,345,500
Payments of long-term debt	(668,017)	—
Restricted cash (a)	(1,302,684)	(19,757)
Issuance of common stock	110,975	153,272
Cash dividends paid	(79,434)	(78,352)

Net cash (used for) provided by financing activities	(1,939,160)	1,358,721

Effect of exchange rate fluctuations on cash	27,595	27,286

Net (decrease) increase in cash and equivalents	(6,279)	2,333,008

Cash and equivalents at beginning of year	3,339,851	1,006,843

Cash and equivalents at end of period	$3,333,572	$3,339,851

(a)	Represents cash that has been restricted to back our letter of credit agreements and certain other obligations. This restricted cash is separately presented in our Condensed Consolidated Balance Sheet under the caption restricted cash.

Gap Inc.

SEC REGULATION G

RECONCILIATION OF CASH FLOW BEFORE FINANCING ACTIVITIES TO GAAP FINANCIAL MEASURES

(In thousands)	52 Weeks Ended January 31, 2004	39 Weeks Ended November 1, 2003	13 Weeks Ended (a) January 31, 2004
Net cash provided by operating activities	$2,164,456	$685,161	$1,479,295
Net cash used for investing activities	(259,170)	(176,222)	(82,948)
Net cash used for financing activities (b)	(1,939,160)	(1,822,022)	(117,138)
Effect of exchange rate fluctuations on cash	27,595	10,381	17,214

Net increase (decrease) in cash and equivalents	(6,279)	(1,302,702)	1,296,423
Less: Net cash used for financing activities (b)	1,939,160	1,822,022	117,138

Cash flow before financing activities (c)	$1,932,881	$519,320	$1,413,561

(In thousands)	52 Weeks Ended February 1, 2003	39 Weeks Ended November 2, 2002	13 Weeks Ended (d) February 1, 2003
Net cash provided by operating activities	$1,238,356	$283,717	$954,639
Net cash used for investing activities	(291,355)	(214,909)	(76,446)
Net cash (used for) provided by financing activities	1,358,721	1,360,119	(1,398)
Effect of exchange rate fluctuations on cash	27,286	16,277	11,009

Net increase in cash and equivalents	2,333,008	1,445,204	887,804
Less: Net cash (used for) provided by financing activities	(1,358,721)	(1,360,119)	1,398

Cash flow before financing activities (c)	$974,287	$85,085	$889,202

Certain amounts from prior period have been reclassified to conform to the current period presentation. These reclassifications had no effect on cash flow before financing activities as previously reported.

(a)	The 13 weeks ended January 31, 2004, was calculated by subtracting the 39 weeks ended November 1, 2003, as presented in our third quarter Condensed Consolidated Statements of Cash Flows, from the 52 weeks ended January 31, 2004, as presented in our fourth quarter Condensed Consolidated Statements of Cash Flows.
(b)	For the 52 weeks and 13 weeks ended January 31, 2004, and the 39 weeks ended November 1, 2003, net cash used for financing activities includes cash that has been restricted to back our letter of credit agreements and certain other obligations. This restricted cash is separately presented on our Condensed Consolidated Balance Sheet under the caption restricted cash.
(c)	We believe cash flow before financing activities is an important metric, as it represents a measure of cash flow available to debtholders and shareholders. We use this metric internally, as we believe our sustained ability to grow this measure is an important driver of value creation.
(d)	The 13 weeks ended February 1, 2003, was calculated by subtracting the 39 weeks ended November 2, 2002, as presented in our third quarter Condensed Consolidated Statements of Cash Flows, from the 52 weeks ended February 1, 2003 as presented in our fourth quarter Condensed Consolidated Statements of Cash Flows.